UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008 ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100 Plymouth, Minnesota (Address of Principal Executive Offices)	55442 (Zip Code)
(763) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 24, 2008, the operating subsidiaries of ev3 Inc. (“ev3”), ev3 Endovascular, Inc., ev3 International, Inc., Micro Therapeutics, Inc., and Foxhollow Technologies, Inc. (collectively, the “Borrowers”), and Silicon Valley Bank (“SVB”) entered into an amendment (the “Amended Facility”) to an existing Loan and Security Agreement (as amended, the “Loan Agreement”) pursuant to which the parities extended and modified a credit facility that was originally entered into on June 28, 2006. Under the Amended Facility, the Borrowers’ revolving line of credit was increased from $30.0 million to $50.0 million and the maturity date was extended until June 25, 2010. In addition, amounts outstanding under the line of equipment financing was refinanced and consolidated into a $10.0 million non-formula term loan with a maturity date of June 23, 2012.
Pursuant to the terms of the Amended Facility, and subject to specified reserves, the Borrowers may borrow under the revolving line of credit up to $12.0 million without any borrowing base limitations. Aggregate borrowings under the revolving line of credit that exceed $12.0 million will subject the revolving line to borrowing base limitations. These limitations allow the Borrowers to borrow, subject to specified reserves, up to 80% of eligible domestic and foreign accounts receivables plus up to 30% of eligible inventory. Additionally, borrowings against the eligible inventory may not exceed the lesser of 33% of the amount advanced against accounts receivable or $10.0 million. As of June 24, 2008, we had approximately $8.5 million in outstanding borrowings under the term loan and no outstanding borrowings under the revolving line of credit; however, we had approximately $3.6 million of outstanding letters of credit issued by SVB, which reduces the maximum amount available under the revolving line of credit on a dollar for dollar basis.
Borrowings made under the revolving line of credit bear interest at a variable rate equal to SVB’s prime rate and borrowings made under the term loan bear interest at a variable rate equal to SVB’s prime rate plus 0.5%.
Both the revolving line of credit and term loan are secured by a first priority security interest in substantially all of ev3’s assets, excluding intellectual property, which is subject to a negative pledge, and are guaranteed by ev3 Inc. and all of ev3’s domestic direct and indirect subsidiaries. When and if borrowings under the revolving line of credit exceed $25 million, the Borrowers are required to move their primary domestic operating accounts, including any lockbox accounts to which account debtors make payments, to SVB, and the Borrowers shall enter into a lockbox agreement with SVB and a lockbox provider pursuant to which all collections shall be remitted to the Bank on a daily basis and applied to outstanding advances under the revolving line of credit until paid in full.
The Loan Agreement, as amended, contains other terms and provisions, including representations, covenants and conditions, customary for transactions of this type. Significant financial covenants include:
•	a minimum adjusted quick ratio of at least 0.75 to 1.00 through and including September 30, 2008 and 1.00 to 1.00 thereafter;

•	a minimum consolidated adjusted EBITDA of at least $10.0 million for the previous three month period to begin on the earlier of the date this covenant is achieved or December 31, 2008; and
•	a minimum tangible net worth covenant of at least $117.0 million until the above mentioned EBITDA covenant takes effect.
The foregoing description of the Fifth Amendment to Loan and Security Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Fifth Amendment to Loan and Security Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.
Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
10.1	Fifth Amendment to Loan and Security Agreement between Silicon Valley Bank and ev3 Endovascular, Inc., ev3 International, Inc., Micro Therapeutics, Inc. and FoxHollow Technologies, Inc. dated June 24, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2008	ev3 INC.

	By: Name:	/s/ Kevin M. Klemz Kevin M. Klemz
	Title:	Senior Vice President, Secretary and Chief Legal Officer

ev3 Inc.
CURRENT REPORT ON FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Fifth Amendment to Loan and Security Agreement between Silicon Valley Bank and ev3 Endovascular, Inc., ev3 International, Inc., Micro Therapeutics, Inc. and FoxHollow Technologies, Inc. dated June 24, 2008	Filed herewith